Exhibit 99.1

FOR IMMEDIATE RELEASE - Corrected

Heidi Sexton Named Chief Operating Officer

Seattle, WA, May 31, 2018 – This is a correction of the press release dated May 29, 2018, which announced the promotion of  Heidi Sexton to Executive Vice President.  The corrected release follows:

Sound Community Bank is pleased to announce the promotion of Heidi Sexton to Chief Operating Officer effective as of May 29, 2018.  Ms. Sexton, an Executive Vice President of the bank, is responsible for identification and mitigation of risk through oversight of the Enterprise Risk Management and Compliance Management functions.  She is also responsible for Information Technology, Systems Support and Operations, Project Management, and Policies and Procedures.

Ms. Sexton grew up in banking, beginning her career as a teller while in college.  Upon receiving her BA in Accounting from the University of Wisconsin-Eau Claire, she moved to San Francisco and subsequently Seattle working as a Director for RSM McGladrey.  Ms. Sexton joined Sound Community Bank in 2007 and previously served as the Vice President of Operations managing deposit, electronic, and lending operations.  She currently holds a number of professional certifications including Certified Internal Auditor, Certified Regulatory Compliance Manager and is a graduate of the Washington Bankers Association's Executive Development Program.

Ms. Sexton is passionate about providing financial education and serves as a volunteer and Board Member of Financial Beginnings, a non-profit that provides youth to adult programs at no cost.  In her spare time, she participates with her daughter in various extra-curricular activities, enjoys wine tasting, and researching her family's next adventure.

Sound Community Bank is a Seattle-based community bank, providing personal and business banking services in King, Pierce, Snohomish, Jefferson and Clallam Counties, and on the web at www.soundcb.com.  Sound Community Bank is a subsidiary of Sound Financial Bancorp, Inc. (NASDAQ: SFBC).

For additional information:

Media Contact:
Brady Robb, Vice President
Marketing Director
(206) 448-0884 ext. 202

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